EXHIBIT 12.1











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


                                                                      Exhibit 12

                    SCOTSMAN HOLDINGS, INC. AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges



                                                                         Year Ended December 31,
                                                     ------------------------------------------------------------
                                                       1993          1994         1995         1996        1997
                                                       ----          ----         ----         ----        ----
                                                                         (Dollars in thousands)
Earnings:
     Earnings (loss) from continuing operations
       before income taxes and
       extraordinary item                            $(6,377)      $  (702)      $ 4,530      $11,980     $ 7,776
     Fixed charges from below                         22,322        21,869        26,174       29,894      46,900
                                                     -------       -------       -------      -------     -------
       Total earnings                                $15,945       $21,167       $30,704      $41,874     $54,676
                                                     -------       -------       -------      -------     -------

Fixed Charges:
     Interest                                        $21,530       $21,106       $25,306      $28,936     $45,744
     Interest component of rent expense:
       Total rent expense                            $ 2,375       $ 2,288       $ 2,605      $ 2,875     $ 3,468
       Portion considered interest expense                33%           33%           33%          33%         33%
                                                     -------       -------       -------      -------     -------
                  Interest component                 $   792       $   763       $   868      $   958     $ 1,156
                                                     -------       -------       -------      -------     -------

     Total fixed charges                             $22,322       $21,869       $26,174      $29,894     $46,900
                                                     -------       -------       -------      -------     -------

Earnings to Fixed Charges                                0.7x          1.0x          1.2x         1.4x        1.2x
                                                     =======       =======       =======      =======     =======

Excess Fixed Charges                                 $ 6,377       $   702           ---          ---         ---
                                                     =======       =======       =======      =======     =======

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